Exhibit 99.1(a)
Fourth Quarter 2024 Earnings Prepared Comments
Bill Cunningham, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation fourth quarter 2024 earnings prepared comments. The Celanese Corporation fourth quarter 2024 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Scott Richardson, Celanese Corporation, President and Chief Executive Officer
I'd like to open by saying it is an honor to serve as the newest CEO of Celanese. Over its history, Celanese has developed a reputation of relentlessly executing against its earnings growth strategy and creating long-term value for shareholders. As Celanese navigates the challenges facing us, we are driving the changes needed to reestablish our company’s track record of success and industry leadership.
This past year was one of the most difficult in my nearly two decades with the company, and I want to thank our teams for their efforts and resilience while we continue to face unrelenting demand weakness and significant change. This tenacity, and determination, is core to our culture and will be critical as we reestablish consistent earnings growth, drive performance improvement and enhanced productivity, and return our company to the upper tier of shareholder value creation.
In order to do so, we are focused on three key priorities: intensifying cost reduction, driving top line growth through our pipeline model in the Engineered Materials (EM) business and downstream optionality in the Acetyl Chain (AC), and increasing cash flow to accelerate deleveraging. Our mission is to reestablish Celanese as a top quartile company for total shareholder return by delivering earnings growth even if fundamental demand remains flat or declines further.
Now, let me turn to our results. For the full year 2024 we delivered adjusted earnings per share of $8.37 (inclusive of approximately $1.45 per share of total Celanese transaction amortization1). During the year, we completed both the Clear Lake expansion and the M&M integration, as well as the realization of the majority of cost synergies associated with the M&M acquisition. As of year-end 2024, we achieved over $250 million in cost synergies. Our focus as we move forward is to capitalize on our investments to drive growth with our customers.
In the fourth quarter we delivered adjusted earnings per share of $1.45 (inclusive of approximately $0.36 per share of total Celanese transaction amortization1), reflective of a soft demand environment that was offset by slightly favorable costs. The fourth quarter again reflected sluggishness in key end-markets like automotive, industrial, paints, coatings, and construction. While the continual unevenness in these sectors makes it difficult to determine a demand outlook across 2025, early signs point to weak demand continuing through the first half of this year. For example, the automotive market, our largest for the EM business, is forecasted by many third parties to have close to no global industry growth as auto builds are projected to be roughly flat for the second consecutive year. Likewise, critical end-markets for AC, like paints, coatings, and construction, show scant signs of any near-term improvement in any region.
The macroeconomic environment underscores the necessity of delivering cost reduction, earnings growth, and cash flow regardless of the conditions. As we move forward, we will build on the proactive steps we have taken to realign our organization and operating model to better reflect these strategic priorities:
•We have completed the actions necessary to exceed our target of $75 million in 2025 cost reductions, primarily in selling, general, and administrative (SG&A), announced in our third quarter earnings release. Scrutinizing levels of affordability and areas of optimization allowed us to better align our cost structure with current market realities. The SG&A effort was focused on streamlining our management structure, including an approximate 25% reduction in costs associated with the levels of vice president and above. These changes have begun to contribute to first quarter earnings, and we expect to exceed our target and fully realize over $80 million in cost reductions in 2025 from actions already taken.
•We recently announced our intention to cease production and execute the closure of our Luxembourg manufacturing operations of Mylar Specialty Films, a 50/50 joint venture owned by
1 Calculated as intangible amortization from transactions divided by diluted weighted average shares outstanding.

Celanese and Teijin. Similar to other footprint optimization initiatives we have implemented, the closure follows our core principle of exiting our higher cost facilities while driving productivity through debottlenecking in our lower cost facilities.
•We continue to sharpen the focus of our growth model to respond to business conditions. We are redeploying resources more efficiently to higher growth pockets like servers, medical applications, and athletic wear. We are also leveraging our core competencies in application development to capitalize on the large automotive electric vehicle growth opportunities, especially in China. Additionally, we are realigning processes to enable quick progression of smaller projects. Our ability to successfully manage the inherent complexity of these high margin, smaller-sized projects was a significant advantage for us and a hallmark in the growth of our pipeline model.
Collectively, these steps deliver a simplified organizational structure that reflects our priorities around lowering costs and driving growth across the company. For the EM business, the new streamlined structure positions us to drive productivity through greater speed and agility and complements the significant fixed cost reductions we have made in the business. As previously announced, Todd Elliott rejoined Celanese as Senior Vice President of EM. In one of his previous roles as head of global sales for EM, Todd was instrumental in launching the customer project pipeline model. Going forward, the EM team is focusing on driving productivity in the business and leveraging the lowered cost base to amplify the margin of every incremental ton sold.
These actions are pivotal steps to improve earnings, drive our deleveraging efforts, and increase total shareholder return. And there is more to do. We are conducting rapid deep dive assessments of all aspects of our business to drive additional actions. These include further manufacturing optimization, a reduction in our distribution and warehouse costs, continued cost efficiency, and increasing our use of low-cost locations for shared service centers. Within EM, we are targeting $50-100 million in annual earnings improvement by streamlining complexity, and I will provide further details around that later. We are committed to continuing to scrutinize our overall cost structure to realize our objectives based on evolving business conditions. With that, let me turn to the performance of our two businesses.
Engineered Materials (EM) delivered fourth quarter adjusted EBIT of $156 million and operating EBITDA of $270 million at margins of 12 and 21 percent, respectively. Sequential net sales declined by 14 percent, which constituted decreases of 10 percent in volume and 3 percent in price as well as a small currency impact. Our key end-markets developed through the quarter in line with our expectations, with sharp sequential downturns in our automotive and industrial businesses in the Western Hemisphere due to severe destocking in response to the rapid consumer pullback experienced by the original equipment manufacturers (OEMs) and the supplier tiers in the third quarter. Our teams responded to these challenges with focused execution driving operating costs down for the fourth quarter beyond our original expectations. These lower costs partially offset the depressed demand and drove earnings that exceeded our anticipated range. Additionally, the steps we took to curtail production to better match available demand enabled us to reduce inventory by over $200 million, exceeding our target for the quarter.
For the full year 2024, EM delivered adjusted EBIT of $859 million and operating EBITDA of $1.3 billion at margins of 15 percent and 23 percent, respectively. Compared to 2023, net sales declined by 9 percent consisting of declines of 5 percent in volume, 3 percent in price and 1 percent currency. The intensifying competitive dynamics for standard grade applications in our largest product lines like nylon offset the significant year-over-year improvements made to the EM cost position that were driven by lower raw materials and extensive manufacturing footprint fixed cost reduction. For example, China prices for undifferentiated nylon polymer remained challenged in the quarter and continue to reflect supply that is outpacing soft demand. Our more contemporary nylon business model has improved our make versus buy optionality and enabled us to somewhat temper these dynamics by sourcing more polymer in Asia to take advantage of current economics while continuing to import our differentiated products.
As I discussed earlier, the second half downturn in Western Hemisphere automotive had the largest impact on EM in 2024. For context, the Western Hemisphere has historically accounted for approximately 60 percent of EM automotive sales, while contributing approximately 45 percent of global auto industry builds. Automotive builds produced by China-based OEMs continued to increase in 2024, and they now produce 25 percent of the global electric vehicles, which has accelerated the market share loss of Japanese and European-based suppliers in Asia. While our content per vehicle today is greater in Western Hemisphere OEMs, our growth rate is higher in China-based electric vehicle projects. Given that automotive margins in China tend to be lower than in the West, it is critical that we focus our automotive project pipeline model on winning in China while continuing to upgrade mix by leveraging our capabilities as applications become more sophisticated. The closed-won metric in our pipeline model, which is a measure of projects that have been won and have initiated sales, was approximately 20 percent higher in 2024 for automotive in China compared to automotive in Europe.
As I mentioned earlier, our immediate priority in EM is a comprehensive deep-dive review of all drivers of business value with a focus on three areas:
•Reduce complexity: With the integration largely behind us, we will now focus on simplifying and streamlining the business to eliminate post-integration costs and complexity. Through an assessment of our distribution network, we expect to reduce our warehouse sites and optimize our transportation network. We are also assessing further SG&A efficiencies. Overall, we are targeting an annual reduction of $50 to $100 million through these initiatives..
•Increase cash flow: It is paramount that we unlock cash from the working capital profile within the business today. Our priorities are to clear out residual inventories and adjust our lead times and service levels to better leverage our more efficient global network. Through these steps, we are targeting a reduction of over $100 million in inventory value in 2025.
•Evolve the growth model: EM is fine tuning the revenue enhancement model to improve connectivity to global growth sectors like electric vehicles, servers, medical applications, and athletic wear. We are redeploying resources more efficiently and effectively to those pockets of higher growth.
Turning to 2025, the demand environment for the first quarter continues to be tepid. Auto builds are expected to fall sequentially by approximately 10 percent, with demand softness across all regions and most pronounced in Asia. While first quarter global builds are typically seasonally impacted by Chinese New Year, the rate of sequential decline in the first quarter of 2025 is projected to be even more extreme than last year. Similarly, we expect little meaningful sequential volume improvement in our other end-markets.
There are other factors impacting our first quarter outlook beyond the demand environment. We anticipate a seasonal sequential decline in our medical implants business that will represent an approximate $20 million headwind. The impact from the planned turnaround at our Bishop, Texas POM facility will be approximately $25 million in the first quarter. Additionally, we expect affiliate earnings to decline by approximately $20 million in the quarter, largely driven by a turnaround at Ibn Sina. As we consider these dynamics, we anticipate EM first quarter adjusted EBIT of $90 to $110 million and EM first quarter operating EBITDA of $190 to $210 million.
We expect sequential seasonal volume recovery in the second quarter, as well as additional tailwinds to favorable turnaround costs as the POM turnaround will be completed in the first quarter, favorable sequential medical implant seasonality with a return to normal ordering patterns, and some sequential improvement in affiliate earnings.
The Acetyl Chain (AC) delivered fourth quarter adjusted EBIT of $253 million and operating EBITDA of $316 million, at margins of 23 and 28 percent, respectively. Net sales in the quarter decreased sequentially by 7 percent, comprised of a 4 percent decline in volume and a 2 percent decline in price, as well as unfavorable currency. As anticipated, the already weak demand environment in the Western Hemisphere was further impacted by year-end seasonality that was softer than normal in all regions. Currency variations late in the quarter caused a headwind exceeding $5 million. By temporarily idling production to align our supply with customer demand, we were able to deliver results within our expectations. For example, production at our Singapore site was idled for 30 days and resumed operation in the second half of the quarter. Additionally, we idled our Frankfurt VAM plant for over half of the fourth quarter, and recently restarted it to support planned turnarounds in the first half of 2025.
Our 2024 AC adjusted EBIT of $1.1 billion and operating EBITDA of $1.3 billion demonstrated the benefits of our agile operating model and the resilience of the business in an environment of persistent low global demand within critical AC end-markets like construction, paints, and coatings. Net sales were down slightly for the year, with volume gains of 4 percent that were offset by pricing declines of 6 percent. I am grateful to our teams for their efforts to deliver these results in the face of continued Western Hemisphere weakness, particularly in Europe, as well as continued demand sluggishness in Asia compounded by supply increases in China. The challenges presented over the course of the year once again demonstrated why we have strategically enhanced our optionality across our integrated product chain allowing our commercial teams to find additional downstream outlets to place incremental volumes. Utilizing this approach, we delivered new record sales volumes of redispersible powders (RDP), while also expanding the product line's variable margin by 13 percent compared to 2023. We also achieved significant milestones in our production capabilities at Clear Lake through the successful startup of our new 1.3 million ton Clear Lake acetic acid unit and our ISCC-certified carbon capture and utilization (CCU) expansion of our Fairway Methanol joint venture with Mitsui. Despite significant production losses in the second quarter attributable to the largest unplanned supply disruption in over 15 years, we are proud that our Clear Lake team was able to set a new record of annual production at the site.
For the first quarter, we expect continued soft demand in the Western Hemisphere in core end-markets of paints, coatings, and construction. We also anticipate weaker than normal volumes in China due in part to an earlier Chinese New Year and continued weakness in construction. There are indications that additional acetic acid capacities have been scheduled to start up in 2025, though actual commissioning and utilization of those new facilities will depend on many factors as the business environment evolves. The region has largely been operating at or near the cost curve for an extended period of time, and we do not anticipate significant incremental impact as a result of additional near-term capacity. Demand in Asia has steadily grown but at rates inadequate to absorb the new capacity, which we expect to continue into 2025.
Beyond the demand environment, we expect additional situational headwinds to drive first quarter earnings below the fourth quarter, including:

•Change in schedule of acetate tow dividend income: Recent changes in Chinese law create a reset in the cadence that dividends are received from the joint ventures there. Instead of quarterly dividends, the payments will now be made three times a year, beginning in the second quarter, with the impact contained to the first quarter. Additionally, joint ventures in China need to contribute to a capital reserve threshold, which will be funded over several years. As a result, we anticipate the dividend payout to be approximately $40 million in the second quarter and slightly lower for the full year versus 2024.
•Western Hemisphere contract resets: Some of the pricing declines we have seen in the spot markets throughout 2024 will now roll through to certain large customer contract resets for 2025. We expect this to be an approximately $10 million headwind sequentially.
We expect further sequential volume impacts of approximately $15 million, primarily due to timing in acetate tow, as some customers postpone their ordering patterns to the second quarter to rebalance inventories. Given these dynamics, we expect our AC first quarter adjusted EBIT to be $175 to $190 million, and our operating EBITDA to be $235 to $250 million. Over the last half decade, the AC team has built a track record of agility and will continue to leverage the chain's optionality to take full advantage of opportunities to capture incremental value.
Chuck Kyrish, Celanese Corporation, Senior Vice President and Chief Financial Officer
Before discussing free cash flow performance and our actions to drive deleveraging, I would like to provide an update on our earnings for the quarter.
In Other Activities for the fourth quarter, we reported a net expense of $76 million in adjusted EBIT and $69 million in operating EBITDA, in line with our expectations. Net expenses for 2024 were reduced by more than 10 percent compared to 2023, thanks to numerous cost reduction initiatives implemented by the team throughout the year.
For the first quarter we anticipate net expense of approximately $70 million in adjusted EBIT and $60 million in operating EBITDA. This reflects the full year of benefits from 2024 actions and incremental savings from the $75 million cost reduction initiative that Scott described.
As discussed earlier, our SG&A initiative primarily focuses on aligning our cost structure with market conditions. The majority of the cash cost to achieve these reductions will appear as a headwind to first quarter free cash flow. The initial benefits will be realized in first quarter earnings, and we expect to approach the full run rate in the second quarter, with approximately 85 percent of the benefits split between EM and Other Activities, with the remainder in AC.
Lastly, related to earnings, the tax rate for U.S. GAAP purposes was negative 51 percent for the full year 2024. This was due to a book goodwill impairment charge of $1.5 billion for the EM reporting unit that did not provide a tax benefit as well as an increase to valuation allowances on local country non-U.S. tax credits due to a decline in projected future earnings as considered in the goodwill impairment analysis. The effective tax rate for adjusted earnings was 9 percent for 2024. At this point, we anticipate an effective tax rate for adjusted earnings in 2025 that is similar to 2024 absent any material changes in jurisdictional earnings mix.
For cash taxes, the elevated use of 2024 cash was largely driven by a transfer tax payment related to restructuring. This was a one-time tax, and we anticipate recouping it in the coming years through corresponding foreign tax credits. Additionally, 2024 cash taxes were affected by other non-recurring items and timing.
Now let me provide context to the impairment charge that we recognized for the fourth quarter. In the third quarter, we completed our annual goodwill and indefinite-lived intangible assets impairment test. The test concluded that the fair value of the EM reporting unit exceeded its book value, but with a delta of less than 10 percent. The sustained significant decrease in Celanese’s share price after the third quarter earnings release and additional deterioration in the projected financial results for 2025 compared to the analyses prepared in the third quarter triggered an updated impairment test in the fourth quarter. As a result of changes in key assumptions, primarily to near-term earnings projections, as well as discount rate, we recorded impairment losses related to goodwill and indefinite-lived intangible assets of $1.5 billion and $83 million, respectively. These losses are non-cash, do not impact future depreciation and amortization, and drove a $14.64 per share impact to our GAAP earnings for the fourth quarter.
Turning to cash generation, we reported free cash flow of $381 million for the fourth quarter. This performance was in line with expectations, driven by sequentially lower net cash interest and a $188 million release of working capital. These sequential benefits in free cash flow were partially offset by approximately $40 million in cash costs, primarily related to the previously announced footprint rationalization.
Historically, our business experiences seasonally lower cash generation in the first quarter, mainly driven by working capital, and we expect this trend to continue in 2025. In addition to the seasonal working capital headwind, we anticipate that the first quarter will:

•Represent our highest net cash interest cost due to the timing of coupon payments.
•Bear roughly $90 million of cash cost to generate savings. Included in this amount are cash costs related to the previously mentioned footprint rationalization and realization of the $75 million cost reduction primarily related to SG&A. This roughly $90 million represents approximately 60 percent of our projected burden during 2025.
•Incur the highest capital expenditure amount for the year.
•Deliver the lowest quarterly earnings of the year, due to factors such as a first-half weighted turnaround schedule and timing changes of our China acetate joint venture dividend payment schedule.
As a result, we anticipate first quarter free cash flow to be an approximate $300 million use of cash.
Looking forward, there are a number of drivers for 2025 that I want to compare versus 2024.
•Working capital is anticipated to be a $100 to $150 million source of cash in 2025, versus a $131 million use of cash in 2024 which was caused by the timing of footprint rationalization and unanticipated demand deterioration, primarily in the auto sector.
•Cash taxes are forecasted to be lower in 2025 by approximately $175 million to $200 million compared to the previous year, primarily due to the absence of the 2024 items discussed earlier.
•Capital expenditures are budgeted between $300 to $350 million in 2025, landing approximately $85 million to $135 million lower than 2024.
•Cash costs related to our cost reduction initiatives are expected to tick a bit higher with 2025 cost increasing by approximately $25 million compared to 2024. The cadence during the year is anticipated to be different, with 2024 costs concentrated in the fourth quarter, and 2025 costs heaviest in the first quarter.
•Net cash interest in 2025 is anticipated to be largely consistent with 2024 due to offsetting drivers. We plan to continue to pay down debt and to have less gross debt in 2025. Offsetting this benefit, there will be coupon step-ups on certain bonds, potential changes in borrowing rates through usage of our delayed draw term loan, and reduced proceeds earned from interest income due to a lower average cash balance.

In summary, despite an uncertain demand environment, we anticipate higher 2025 free cash flow when compared to 2024.
Lastly, before turning it back over to Scott, I wanted to provide additional color on our deleveraging efforts. Over the past seven consecutive quarters we have successfully reduced our gross debt, retiring more than $2 billion in the last two years. At the end of 2024, we had our $1.75 billion revolving credit facility undrawn and nearly $1 billion in cash on the balance sheet. Additionally, due to the previously disclosed dividend reduction that is effective in the first quarter of 2025, we will have an incremental $300 million available from our annual free cash flow generation to deploy toward debt reduction.
Although our deleveraging progress has been slower than anticipated, we remain steadfast in our laser focus on debt reduction. In the first quarter, we are set to retire $1.3 billion in maturing bonds using the $1 billion delayed draw term loan from the fourth quarter of 2024, cash on hand, and the revolver. Similar to previous quarters, drawing on the revolver is primarily related to managing cash flow timing, such as the anticipated use of cash to start the year. After the first quarter, our next bond maturity is in the third quarter of 2026.
Looking ahead, we are proactively taking the necessary steps for refinancing and will be opportunistic in extending and optimizing the maturity profile of our debt, potentially as early as the first quarter of 2025. We continue actively pursuing multiple divestiture opportunities of various sizes. Although the timing remains uncertain, we expect to sign one of these deals in 2025 based on our current progress.
Scott Richardson, Celanese Corporation, President and Chief Executive Officer
With little indication of meaningful macroeconomic recovery in the near-term, we expect the first quarter demand environment to be largely unchanged from the fourth quarter. In addition, we expect an approximately $100 million impact from a few specific first quarter timing items like the Acetyls dividend, acetate tow ordering pattern timing, EM medical implant seasonality, and the POM turnaround, that will not repeat in the second quarter. Given these dynamics, we anticipate first quarter adjusted earnings per share of $0.25 to $0.50.
We expect significant sequential improvement in the second quarter due to several factors. We anticipate improvement of approximately $100 million due to the non-repeating first quarter items highlighted above. Additionally, we expect second quarter sequential seasonal volume improvements, particularly in Asia across both businesses, and we anticipate approaching the full quarterly run rate realization of our SG&A cost reductions. Given these factors, we anticipate second quarter earnings per share to be approximately $1 per share higher than the first quarter without taking into account benefits from any other business improvement actions taken.
Our focus for 2025 is driving controllable business improvements in an uncertain landscape, and as we get greater clarity on the impacts of our actions we will provide a more complete outlook for the year. That said, when considering factors such as the concentration of turnarounds in the first half, the timing of affiliate dividend payments, and the results of actions described previously, we believe our results in the second half of 2025 will be an improvement over the first half.
Going forward, we are executing against the priorities that I described earlier to drive the changes needed and the performance for which we are known. We are taking actions to improve our earnings, accelerate deleveraging, and increase shareholder returns in any environment. In my time at Celanese we have been through periods similar to what we are experiencing now, when our leverage was elevated, demand was poor, and there was overcapacity of supply. Similar to then, our response today is to deliver productivity every day, prudently allocate capital, and drive top-line growth. We emerged from that earlier period as a stronger company, and we have the capability to do that again.

Forward-Looking Statements

These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine, Polyamide 66 ("PA66"), polybutylene terephthalate, ethanol, natural gas and fuel oil, and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; additional impairments of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises, or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or conflicts in the Middle East) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry, and the success of our deleveraging efforts, as well as any changes to our credit ratings; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measure used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.